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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Columbia Bancorp:

We consent to the incorporation by reference in the registration statements (Nos. 333-10231, 333- 32349, 333-32359, 333-32912 and 333-102811) on Form S-8 of
Columbia Bancorp of our report dated January 21, 2003, except as to notes 4 and 5, which are as of February 7, 2003, relating to the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Columbia Bancorp.

                                    KPMG LLP

Baltimore, Maryland
March 25, 2003